Exhibit (k)(i)

FIFTH AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Fifth Amendment (“Amendment”), effective as of February 28, 2022 (“Effective Date”) is to the Transfer Agency and Service Agreement (the “Agreement”) made as of August 19, 2013, among Each of the Cohen & Steers Capital Management, Inc. Closed-End Investment Companies Listed on Exhibit A (each individually a “Fund” and collectively, the “Company”) and Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Trust Company”, and together with Computershare, “Transfer Agent”).

WHEREAS, the Company and Transfer Agent are parties to the Agreement; and

WHEREAS, the Company and Transfer Agent desire to further amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.

Amendment to Transfer Agency and Service Agreement. Exhibit A is hereby deleted in its entirety and replaced with the new “Exhibit A” attached hereto, which reflects the deletion of the “Cohen & Steers MLP Income and Energy Opportunity Fund, Inc.” (liquidated in August 2021) and the addition of the new fund “Cohen & Steers Real Estate Opportunities and Income Fund” to the Agreement.

2.

Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.

Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

COMPUTERSHARE INC. and	Cohen & Steers Capital Management, Inc.
COMPUTERSHARE TRUST COMPANY, N.A.	On Behalf of Each of the Cohen & Steers
Entities, Individually and not Jointly, As
Listed on Exhibit A of the Agreement
On Behalf of Both Entities:

By:	By:
Name: _	Name: Albert Laskaj
Title:	Title: Treasurer and Chief Financial Officer

EXHIBIT A

Fund	Classes	Dividends Paid
Cohen & Steers Total Return Realty Fund, Inc.	Common	Monthly

Cohen & Steers Quality Income Realty Fund, Inc.	Common	Monthly

Cohen & Steers REIT and Preferred and Income Fund, Inc.	Common	Monthly

Cohen & Steers Select Preferred and Income Fund, Inc.	Common	Monthly

Cohen & Steers Limited Duration Preferred and Income Fund, Inc.	Common	Monthly

Cohen & Steers Closed-end Opportunity Fund, Inc.	Common	Monthly

Cohen & Steers Infrastructure Fund, Inc.	Common	Monthly

Cohen & Steers Tax-Advantage Preferred Securities and Income Fund	Common	Monthly

Cohen & Steers Real Estate Opportunities and Income Fund	Common	Monthly

*	New fund added: 2/28/2022